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                                                                    Exhibit 99.1


EX-99.1  Press Release dated August 13, 2003

MIAMI, Aug. 13 /PRNewswire-FirstCall/ -- AESP, Inc (Nasdaq: AESP - News) today announced its results of operations for the three and six months ended June 30, 2003. Sales for the 2003 second quarter were $7.4 million, compared with sales of $6.8 million for the quarter ended June 30, 2002. For the six months ended June 30, 2003, sales were $15.5 million, compared with sales of $14.3 million for the six months ended June 30, 2002.

The net loss for the second quarter of 2003 was $499,000, compared to a net loss of $712,000 for the second quarter of 2002. For the six months ended June 30, 2003, the net loss was $580,000, compared to a net loss of $707,000 for the six months ended June 30, 2002. The Company's loss per common share and diluted loss per common share were both $(0.08) for the second quarter of 2003. For the second quarter of 2002, the Company posted a loss per common share and diluted loss per common share of $(0.15). The Company's loss per common share and diluted loss per common share were both $(0.10) for the six months ended June 30, 2003. For the six months ended June 30, 2002, the Company recorded a loss per common share and diluted loss per common share of $(0.16).

Slav Stein, the Company's President and CEO, stated: "In spite of the difficult business environment, where our primary worldwide markets of telecommunications and datacom continue to struggle, we were able to increase our sales in 2003, primarily in the U.S. Looking forward, we remained focused on improving our results, both through sales growth and expense reductions. Toward that end, in 2003, we have introduced several product line extensions for our Signamax networking line, consistent with our goal of becoming a single source provider of network connectivity products. On the expense side, we have expanded our cost reduction efforts in the U.S. to include across-the- board salary reductions and other cuts that we believe will reduce our U.S. overhead by more than $500,000 per annum, beginning in the third quarter of 2003."

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax Connectivity Systems as well as customized solutions for original equipment manufacturers worldwide. The Company offers a complete line of active networking and premise cabling products for copper and fiber optic based networks, as well as computer connectivity products.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act

This news release contains forward-looking statements, which involve risks and uncertainties. The Company's actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company's future performance, see the Company's future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2002 and its Quarterly Report on Form 10-Q for the second quarter of 2003.

Signamax is a trademark of AESP, Inc. For product information, please link to www.signamax.com.